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 FORM 4                                                                                                      OMB APPROVAL
                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                             OMB Number:  3235-0287
    subject to Section 16. Form                                                                        Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response .... 0.5

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
   Person*                             |                                                   |     to Issuer (Check all applicable)
   WEITZEL     ROBERT          A.      |      INTERNATIONAL TOTAL SERVICES, INC. (ITSW)    |     __X__ Director __X__ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |
 5005 ROCKSIDE ROAD                    |     of Reporting        |   NOVEMBER 1998         |      ________________________________
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |  7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |     (Check Applicable Line)
                                       |                         |     (Month/Year)        |  _X_ Form filed by One Reporting Person
 INDEPENDENCE     OH            44131  |                         |     JULY 1998           |  ___ Form filed by More than One
                                       |                         |                         |      Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount   | (A)  | Price  | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |          |  or  |        |   and 4)    | (I)     | ship
                                       |               |       |       |          | (D)  |        |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
  Common shares, without par value     | 11/25/98      |   S   |       |2,211,717 |  D   |   *    | 2,211,717   |    I    | As a
                                       |               |       |       |          |      |        |             |         | general
                                       |               |       |       |          |      |        |             |         | partner
                                       |               |       |       |          |      |        |             |         | of The
                                       |               |       |       |          |      |        |             |         | Weitzel
                                       |               |       |       |          |      |        |             |         | Family
                                       |               |       |       |          |      |        |             |         | Limited
                                       |               |       |       |          |      |        |             |         | Partner-
                                       |               |       |       |          |      |        |             |         | ship
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        | 1,000,000   |    D    |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
  * The shares were transferred to The Weitzel Family Limited Partnership as a capital contribution in exchange for partnership interests.

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                          /s/ Robert A. Weitzel                        12/4/98
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                    SEC 1474 (7-96)
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